Exhibit 99.2

          Consolidated Financial Statements of United Bankshares, Inc.

             as of March 31, 1998, and for each of the three months

                ended March 31, 1998 and 1997, with management's

                            discussion and analysis

CONSOLIDATED BALANCE SHEETS(UNAUDITED)
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except par value)                                         March 31        December 31
                                                                                   1998             1997
                                                                                ----------       -----------
ASSETS
     Cash and due from banks                                                    $  112,069       $  116,087
     Interest-bearing deposits with other banks                                        154            8,725
     Federal funds sold                                                             12,116           56,052
                                                                                -----------      ----------
         Total cash and cash equivalents                                           124,339          180,864

     Securities available for sale at estimated fair
       value (amortized cost-$578,322 at March 31,
       1998 and $585,724 at December 31, 1997)                                     586,040          595,520
     Securities held to maturity(estimated fair value
       -$218,335 at March 31, 1998 and $234,329 at
       December 31, 1997)                                                          215,030          231,311
     Loans
         Commercial, financial, and agricultural                                   448,504          467,223
         Real estate:
           Single family residential                                             1,018,378        1,087,920
           Commercial                                                              524,428          482,568
           Construction                                                            150,919          140,266
           Other                                                                    45,651           47,148
         Installment                                                               303,411          304,862
         Loans held for sale at estimated fair value                               297,711           97,619
                                                                                ----------       ----------
                                                                                 2,789,002        2,627,606
         Less: Unearned income                                                      (7,611)          (7,766)
                                                                                ----------       ----------
         Loans, net of unearned income                                           2,781,391        2,619,840
         Less: Allowance for loan losses                                           (31,163)         (30,455)
                                                                                ----------       ----------
         Net loans                                                               2,750,228        2,589,385
     Bank premises and equipment                                                    48,741           48,841
     Interest receivable                                                            24,119           20,979
     Other assets                                                                   56,461           59,459
                                                                                ----------       ----------

                                          TOTAL ASSETS                          $3,804,958       $3,726,359
                                                                                ==========       ==========
LIABILITIES
     Domestic deposits:

         Noninterest-bearing                                                    $  478,607       $  494,733
         Interest-bearing                                                        2,471,407        2,430,616
                                                                                ----------       ----------

                                        TOTAL DEPOSITS                           2,950,014        2,925,349
     Borrowings:

         Federal funds purchased                                                    34,788           40,961
         Securities sold under agreements to repurchase                            190,054          184,718
         Federal Home Loan Bank borrowings                                         211,785          165,695
         Other                                                                       3,911            5,000
     Accrued expenses and other liabilities                                         50,763           49,162
                                                                                ----------       ----------

                                     TOTAL LIABILITIES                           3,441,315        3,370,885

SHAREHOLDERS' EQUITY

     Common stock, $2.50 par value; Authorized -41,000,000 shares; issued -
         39,153,568 at March 31, 1998 and 39,073,164 at December 31, 1997,
         including 98,686 and 161,814 shares in treasury at March 31, 1998
         and December 31,1997, respectively                                         97,884           97,683
     Surplus                                                                        73,009           72,505
     Retained earnings                                                             189,347          181,601
     Accumulated other comprehensive income                                          4,882            6,204
     Treasury stock                                                                 (1,479)          (2,519)
                                                                                ----------       ----------

                            TOTAL SHAREHOLDERS' EQUITY                             363,643          355,474
                                                                                ----------       ----------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $3,804,958       $3,726,359
                                                                                ==========       ==========

See notes to consolidated unaudited financial statements.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except per share data)                                   Three Months Ended
                                                                                      March 31
                                                                              --------------------------
                                                                                 1998            1997
                                                                              ----------      ----------
INTEREST INCOME
     Interest and fees on loans                                                  $56,316         $47,850
     Interest on federal funds sold and other
       short term investments                                                        363             224
     Interest and dividends on securities:
         Taxable                                                                  12,224          10,176
         Exempt from federal taxes                                                   763             812
                                                                              ----------      ----------

                  TOTAL INTEREST INCOME                                           69,666          59,062
                                                                              ----------      ----------
INTEREST EXPENSE
     Interest on deposits                                                         27,867          23,558
     Interest on short-term borrowings                                             2,655           1,687
     Interest on Federal Home Loan
      Bank borrowings                                                              1,958           1,321
                                                                              ----------      ----------

                 TOTAL INTEREST EXPENSE                                           32,480          26,566
                                                                              ----------      ----------

                    NET INTEREST INCOME                                           37,186          32,496
PROVISION FOR LOAN LOSSES                                                          2,050             603
                                                                              ----------      ----------

    NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                                                    35,136          31,893
                                                                              ----------      ----------
OTHER INCOME
     Trust department income                                                       1,009             853
     Other charges, commissions, and fees                                          4,411           3,694
     Income from mortgage banking operations                                       5,196           2,834
     Other income                                                                    747             297
     Investment securities gains                                                   2,487              41
                                                                              ----------      ----------

                     TOTAL OTHER INCOME                                           13,850           7,719
                                                                              ----------      ----------
OTHER EXPENSES
     Salaries and employee benefits                                               14,259          11,303
     Net occupancy expense                                                         3,545           2,827
     Other expense                                                                10,005           7,849
                                                                              ----------      ----------

                   TOTAL OTHER EXPENSES                                           27,809          21,979
                                                                              ----------      ----------

             INCOME BEFORE INCOME TAXES                                           21,177          17,633

INCOME TAXES                                                                       7,431           5,769
                                                                              ----------      ----------

                             NET INCOME                                          $13,746         $11,864
                                                                              ==========      ==========

Earnings per common share
     Basic                                                                         $0.35           $0.31
                                                                              ==========      ==========

     Diluted                                                                       $0.35           $0.30
                                                                              ==========      ==========

Dividends per share                                                                $0.18           $0.16
                                                                              ==========      ==========

Average outstanding shares
     Basic                                                                    39,006,301      38,645,708
     Diluted                                                                  39,634,040      39,170,480




See notes to consolidated unaudited financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY(UNAUDITED) UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except per share data)


                                                     Three Months Ended March 31, 1998
                           ---------------------------------------------------------------------------------------------
                              Common Stock                                     Accumulated
                           -------------------                                    Other                       Total
                                         Par                        Retained  Comprehensive   Treasury     Shareholders'
                             Shares     Value         Surplus       Earnings     Income        Stock          Equity
                           ----------   ------        -------       --------  -------------  ---------     -------------
Balance at
  January 1, 1998          39,073,164    $97,683      $72,505       $181,601      $ 6,204     ($2,519)       $355,474

Net income                                                            13,746                                   13,746

Other comprehensive
 income, net of tax:
Change in net
 unrealized gain on
 available for sale
 securities, net of
 reclassification
 adjustment                                                                        (1,322)                     (1,322)

Cash dividends
  ($.18 per share)                                                    (5,252)                                  (5,252)

Pre-merger dividends
  of pooled company                                                     (748)                                    (748)

Sale of treasury
  stock (37,376
  shares)                                                                                         654             654

Common stock options
  exercised                   80,404        201           504                                     386           1,091
                          ----------    -------       -------       --------      -------    ---------       --------

Balance at
  March 31, 1998          39,153,568    $ 97,884      $73,009       $189,347      $ 4,882     ($1,479)       $363,643
                          ==========    ========      =======       ========      =======     ========       ========


Disclosure of
 Reclassification
 Amount:

Unrealized holding
 gains on available
 for sale securities
 arising during the
 period                                                                           $   295
Less:
 Reclassification
 adjustment for
 gains realized
 in net income                                                                      1,617
                                                                                  -------
Change in net
 unrealized gain on
 available for sale
 securities, net of tax                                                           $(1,322)
                                                                                  =======


See notes to consolidated unaudited financial statements

                                       65





CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
UNITED BANKSHARES, INC. AND SUBSIDIARIES


(Dollars in thousands)                                                          Three Months Ended
                                                                                      March 31
                                                                             ------------------------
                                                                                1998           1997
                                                                             ---------       --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                          $(174,447)      $ 38,268

INVESTING ACTIVITIES
   Proceeds from maturities and calls of
      securities held to maturity                                               27,089         10,725
   Proceeds from maturities and calls of
      securities available for sale                                             44,981         45,795
   Proceeds from sales of securities available for sale                         26,287         10,843
   Purchases of securities available for sale                                  (61,756)       (98,233)
   Purchases of securities held to maturity                                    (10,735)       (12,051)
   Pet purchase of bank premises and equipment                                  (1,700)        (1,162)
   Net change in loans                                                          29,649        (21,659)
                                                                             ---------       ---------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             53,815        (65,742)
                                                                             ---------       ---------

FINANCING ACTIVITIES
   Cash dividends paid                                                          (4,930)        (4,850)
   Acquisition of treasury stock                                                               (3,551)
   Proceeds from exercise of stock options                                       1,091            511
   Proceeds from sales of treasury stock                                           654
   Pre-merger dividends of pooled companies                                     (1,471)          (654)
   Proceeds from Federal Home Loan Bank advances                                46,123        150,055
   Repayment of Federal Home Loan Bank advances                                    (33)      (204,018)
   Changes in:
      Deposits                                                                  24,599         93,556
      Federal funds purchased and securities
         sold under agreements to repurchase                                    (1,926)       (22,010)
                                                                             ----------      ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                       64,107          9,039
                                                                             ---------       --------

(DECREASE) IN CASH AND CASH EQUIVALENTS                                        (56,525)       (18,435)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               180,864        154,478
                                                                             ---------       --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $ 124,339       $136,043
                                                                             =========       ========


See notes to consolidated unaudited financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

1.  GENERAL

The accompanying unaudited consolidated interim financial statements of United Bankshares, Inc. and Subsidiaries ("United") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not contain all of the information and footnotes required by generally accepted accounting principles. The financial statements presented in this report have not been audited. The accounting and reporting policies followed in the presentation of these financial statements are consistent with those applied in the preparation of the financial statements for the year ended 1997. In the opinion of management, adjustments necessary for a fair presentation of financial position and results of operations for the interim periods have been made. Such adjustments are of a normal and recurring nature.

In June 1996, the FASB issued Statement No. 125, (SFAS No. 125), "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES," which supersedes SFAS No. 76, "EXTINGUISHMENT OF DEBT." SFAS No. 125 prescribes the accounting treatment for securitization transactions based on a financial components approach with an emphasis on physical control, such as the ability to pledge or exchange the securitized assets, while prior rules emphasize the economic risks or rewards of ownership of the assets. Additionally, SFAS No. 125 applies to repurchase agreements, securities lending, loan participations, and other financial component transfers and exchanges, which had been delayed until after December 31, 1997, by FASB Statement No. 127, (SFAS No. 127), "DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO. 125, AN AMENDMENT OF FASB STATEMENT NO. 125." Under the financial components approach of SFAS No. 125, both the transferor and transferee will recognize on its balance sheet the assets and liabilities, or components thereof, that it controls and derecognize from the balance sheet the assets and liabilities that were surrendered or extinguished in the transfer. The adoption of the additional provisions of SFAS No. 125, as amended by SFAS No. 127, resulted in no material impact on United's financial condition or results of operations.

In June 1997, the FASB issued Statement No. 130, (SFAS No. 130), "REPORTING COMPREHENSIVE INCOME." This statement, which is effective for years beginning after December 15, 1997, requires companies to report and display comprehensive income and its components. United has disclosed the components of comprehensive income as outlined by SFAS No. 130 included in these financial statements and notes thereto.

In June 1997, the FASB issued Statement No. 131, (SFAS No. 131), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 provides guidance for the way public enterprises report information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also requires certain related disclosures about products and services, geographic areas and major customers. The segment and other information disclosures are required for years beginning after December 15, 1997. United is currently reviewing its methodology used for determining operating segment results.

In February 1998, the FASB issued Statement No. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSION AND OTHER POSTRETIREMENT BENEFITS, AN AMENDMENT OF FASB STATEMENTS NO. 87, 88 AND 106." This statement revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. It standardizes the disclosure requirements to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when Statements No. 87, 88 and 106 were issued. This Statement is effective for fiscal years beginning after December 15, 1997. These disclosure requirements will have no material impact on United's financial position or results of operations.

The new rules do not have a material effect on United's financial position and results of operations.

2.  BASIS OF PRESENTATION

The accompanying consolidated interim financial statements include the accounts of United and its wholly-owned subsidiaries. United considers all of its principal business activities to be bank related. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Dollars are in thousands, except per share and share data.

On August 1, 1997, United acquired 100% of the outstanding common stock of First Patriot Bankshares Corporation, Reston, Virginia ("Patriot") for cash consideration of approximately $39.22 million. The transaction was accounted for using the purchase method of accounting and, accordingly, the information included herein includes the financial position and results of operations of Patriot from the effective merger date forward.

On April 2, 1998, United consummated its merger with George Mason Bankshares, Inc., Fairfax, Virginia ("George Mason") in a common stock exchange accounted for under the pooling of interests method of accounting. United exchanged 1.70 shares of United common stock for each of the 5,277,301 common shares of George Mason or approximately 8,971,412 shares, unadjusted for cash paid in lieu of fractional shares. As of the date of acquisition, George Mason reported total assets of $1,023,467,000, total net loans of $600,490,000, deposits of $839,562,000 and shareholders' equity of $78,925,000. All statements and notes thereto have been restated to give effect to the merger of United and George Mason as though they had always been combined.

3.  ACQUISITIONS

United has entered into an agreement with Fed One Bancorp, Inc., Wheeling, West Virginia ("Fed One") to exchange 1.50 shares of United common stock for each of the 2,373,181 common shares of Fed One. The transaction will be accounted for using the pooling of interests method of accounting. It is anticipated that the proposed merger will be consummated early during the fourth quarter of 1998.

The following represents unaudited selected pro forma financial information regarding the effects of the transaction as though United and Fed One had been combined for all periods presented:


                                                                                             United
      (In thousands, except per share data)                                                    and
                                                   George                       Fed          Fed One
                                     United         Mason       Restated        One         Proforma
                                    --------      -------       --------      -------       --------
      For the Three Months
      Ended March 31, 1998:
        Net interest income         $ 28,712      $ 8,474       $ 37,186      $ 2,838       $ 40,024
        Net income                    10,962        2,784         13,746          675         14,421
        Earnings per common
         share:
          Basic                        $0.37        $0.53          $0.35        $0.30          $0.34
          Diluted                      $0.36        $0.51          $0.35        $0.28          $0.33

      For the Three Months
      Ended March 31, 1997:
        Net interest income         $ 25,142      $ 7,354       $ 32,496      $ 2,950       $ 35,446
        Net income                    10,048        1,816         11,864          821         12,685
        Earnings per common
         share:

          Basic                        $0.33        $0.36          $0.31        $0.36          $0.30
          Diluted                      $0.33        $0.35          $0.30        $0.34          $0.30

      For the Year Ended
      December 31, 1997:
        Net interest income         $105,753      $31,945       $137,698      $11,632       $149,330
        Net income                    40,939        8,080         49,019        3,242         52,261
        Earnings per common
         share:
          Basic                        $1.37        $1.58          $1.27        $1.43          $1.24
          Diluted                      $1.35        $1.54          $1.25        $1.36          $1.22

4.  INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                                                March 31, 1998
                                           -----------------------------------------------------------
                                                               Gross           Gross        Estimated
                                            Amortized       Unrealized      Unrealized         Fair
                                               Cost            Gains          Losses           Value
                                            ---------       ----------      ----------      ----------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies                  $191,500           $  578            $227       $191,851
State and political subdivisions                4,260              100               1          4,359
Mortgage-backed securities                    356,224            2,985             305        358,904
Marketable equity securities                   10,791            4,693              40         15,444
Other                                          15,547                               65         15,482
                                            ---------       ----------      ----------      ---------

Total                                        $578,322           $8,356            $638       $586,040
                                            =========       ==========      ==========      =========

                                                                December 31, 1997
                                            ----------------------------------------------------------
                                                               Gross           Gross        Estimated
                                            Amortized       Unrealized      Unrealized         Fair
                                               Cost            Gains          Losses           Value
                                            ---------       ----------      ----------      ----------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies                  $178,973          $   595            $272       $179,296
State and political subdivisions                4,093              106                          4,199
Mortgage-backed securities                    379,452            3,099             393        382,158
Marketable equity securities                    4,300            6,741                         11,041
Other                                          18,906                               80         18,826
                                            ---------       ----------      ----------      ---------

Total                                        $585,724          $10,541            $745       $595,520
                                            =========       ==========      ==========      =========

The cumulative net unrealized holding gain on available for sale securities resulted in an increase to shareholders' equity of $4,882 and $6,204, net of deferred income taxes at March 31, 1998 and December 31, 1997, respectively.

The amortized cost and estimated fair value of securities available for sale at March 31, 1998 and December 31, 1997, by contractual maturity are as follows:


                                               March 31, 1998                December 31, 1997
                                            ----------------------------------------------------------
                                                             Estimated                      Estimated
                                            Amortized          Fair         Amortized          Fair
                                               Cost            Value          Cost             Value
                                            ---------       ----------      ----------      ----------
Due in one year or less                      $ 42,616         $ 42,650        $ 42,351        $42,794
Due after one year through
 five years                                   142,847          144,278         134,224        134,730
Due after five years through
 ten years                                    123,194          123,774         135,081        135,561
Due after ten years                           258,874          259,894         269,748        271,394
Marketable equity securities                   10,791           15,444           4,300         11,041
                                            ---------       ----------      ----------      ---------

        Total                                $578,322         $586,040        $585,724       $595,520
                                            =========       ==========      ==========      =========

The preceding table includes $358,904 and $382,158 of mortgage-backed securities at March 31, 1998 and December 31, 1997, respectively, with an amortized cost of $356,224 and $379,452 at March 31, 1998 and December 31, 1997, respectively. Maturities of mortgage-backed securities are based upon the estimated average life.

The amortized cost and estimated fair values of securities held to maturity are summarized as follows:

                                                                  March 31, 1998
                                            ----------------------------------------------------------
                                                               Gross           Gross        Estimated
                                            Amortized       Unrealized      Unrealized         Fair
                                               Cost            Gains          Losses           Value
                                            ---------       ----------      ----------      ----------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies                  $ 91,442           $1,797          $   17        $ 93,222
State and political subdivisions               53,514            2,094              41          55,567
Mortgage-backed securities                     60,641              605             159          61,087
Other                                           9,433                              974           8,459
                                            ---------       ----------      ----------      ----------

Total                                        $215,030           $4,496          $1,191        $218,335
                                            =========       ==========      ==========      ==========

                                                                December 31, 1997
                                            ----------------------------------------------------------
                                                               Gross           Gross        Estimated
                                            Amortized       Unrealized      Unrealized         Fair
                                               Cost            Gains          Losses           Value
                                            ---------       ----------      ----------      ----------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies                  $ 98,330           $  570            $ 22        $ 98,878
State and political subdivisions               51,180            2,131              21          53,290
Mortgage-backed securities                     74,878              529             169          75,238
Other                                           6,923                                            6,923
                                            ---------       ----------      ----------      ----------

Total                                        $231,311           $3,230            $212        $234,329
                                            =========       ==========      ==========      ==========

The amortized cost and estimated fair value of securities held to maturity at March 31, 1998, and December 31, 1997, by contractual maturity follow. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               March 31, 1998                December 31, 1997
                                            ----------------------------------------------------------
                                                             Estimated                      Estimated
                                            Amortized          Fair         Amortized          Fair
                                               Cost            Value          Cost             Value
                                            ---------       ----------      ----------      ----------
  Due in one year or less                    $  4,479        $  4,535        $ 18,825        $ 18,887
  Due after one year
     through five years                        73,511          74,541          72,750          73,640
  Due after five years
     through ten years                         94,437          96,888          98,335          99,481
  Due after ten years                          42,603          42,371          41,401          42,321
                                            ---------       ---------       ---------       ---------

         Total                               $215,030        $218,335        $231,311        $234,329
                                            =========       =========       =========       =========

Maturities of the mortgage-backed securities are based upon the estimated average life. There were no sales of held to maturity securities.

The amortized cost of securities pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law, approximated $394,128 and $415,206 at March 31, 1998 and December 31, 1997, respectively.

5.  NONPERFORMING LOANS

Nonperforming loans are summarized as follows:

                                        March 31    December 31
                                           1998        1997
                                        ----------  -----------
    Loans past due 90 days or more
      and still accruing interest         $ 9,035     $12,181
    Nonaccrual loans                        7,499       5,202
                                          -------     -------

    Total nonperforming loans             $16,534     $17,383
                                          =======     =======




6.  ALLOWANCE FOR LOAN LOSSES

The adequacy of the allowance for loan losses is based on management's evaluation of the relative risks inherent in the loan portfolio. A progression of the allowance for loan losses for the periods presented is summarized as follows:

                                              Three Months Ended
                                                  March 31
                                          ------------------------
                                            1998             1997
                                          -------          -------
Balance at beginning of  period           $30,455          $27,942
Provision charged to expense                2,050              603
                                          -------          -------
                                           32,505           28,545
Loans charged-off                          (1,511)            (714)
Less recoveries                               169               97
                                          -------          -------

Net Charge-offs                            (1,342)            (617)
                                          -------          -------

Balance at end of period                  $31,163          $27,928
                                          =======          =======

The average recorded investment in impaired loans during the quarter ended March 31, 1998 and for the year ended December 31, 1997 was approximately $13,289 and $12,686, respectively. For the quarters ended March 31, 1998 and 1997, United recognized interest income on the impaired loans of approximately $160 and $137, respectively, substantially all of which was recognized using the accrual method of income recognition.

At March 31, 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $13,133 (of which $7,499 were on a nonaccrual basis). Included in this amount is $5,386 of impaired loans for which the related allowance for loan losses is $1,246 and $7,747 of impaired loans that do not have an allowance for credit losses due to management's estimate that the fair value of the underlying collateral of these loans is sufficient for full repayment of the loan and interest.

The amount of interest income which would have been recorded under the original terms for the above loans was $372 and $317 for the quarters ended March 31, 1998 and 1997, respectively.

7.  COMMITMENTS AND CONTINGENT LIABILITIES

United and its subsidiaries are currently involved, in the normal course of business, in various legal proceedings. Management is vigorously pursuing all of its legal and factual defenses and, after consultation with legal counsel, believes that all such litigation will be resolved without material effect on financial position or results of operations.

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



8.  EARNING ASSETS AND INTEREST-BEARING LIABILITIES

The following table shows the daily average balance of major categories of assets and liabilities for each of the three month periods ended March 31, 1998, and March 31, 1997, with the interest rate earned or paid on such amount.

                                                Three Months Ended                   Three Months Ended
                                                     March 31                             March 31
                                                       1998                                 1997
                                           --------------------------             -----------------------------
(Dollars in                                Average                   Avg.         Average                  Avg.
 Thousands)                                Balance        Interest    Rate        Balance      Interest    Rate
                                           -------        --------    ----        -------      --------    ----
ASSETS

Earning Assets:
  Federal funds sold and
    securities purchased
    under agreements to
    resell and other short-
    term investments                       $   27,366     $   363     5.38%       $   16,875   $   224     5.38%
  Investment Securities:
    Taxable                                   761,581      12,224     6.42%          631,655    10,176     6.44%
    Tax-exempt (1)                             55,507       1,174     8.46%           56,008     1,249     8.92%
                                           ----------     -------    ------       ----------   -------    ------
           Total Securities                   817,088      13,368     6.56%          687,663    11,425     6.65%
  Loans, net of unearned
    income (1) (2)                          2,623,860      56,913     8.68%        2,273,362    48,206     8.48%
  Allowance for loan
    losses                                    (30,513)                               (27,926)
                                           ----------                             ----------
  Net loans                                 2,593,347                 8.90%        2,245,436               8.71%
                                           ----------     -------    ------       ----------   -------    ------
Total earning assets                        3,437,801     $70,674     8.22%        2,949,974   $59,855     8.12%
                                                          -------    ------                    -------    ------
Other assets                                  221,267                                186,401
                                           ----------                             ----------
                TOTAL ASSETS               $3,659,068                             $3,136,375
                                           ==========                             ==========

LIABILITIES

Interest-Bearing Funds:
  Interest-bearing deposits                $2,458,265     $27,867     4.60%       $2,173,250   $23,558     4.40%
  Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowing                                 204,887       2,655     5.26%          147,103     1,687     4.65%
  FHLB advances                               155,032       1,958     5.12%          100,307     1,321     5.34%
                                           ----------     -------    ------       ----------   -------    ------
Total Interest-Bearing Funds                2,818,184      32,480     4.67%        2,420,660    26,566     4.45%
                                                          -------    ------                    -------    ------
  Demand deposits                             432,604                                351,663
  Accrued expenses and other
    liabilities                                45,873                                 37,532
                                           ----------                             ----------
           TOTAL LIABILITIES                3,296,661                              2,809,855
Shareholders' Equity                          362,407                                326,520
                                           ----------                             ----------
       TOTAL LIABILITIES AND

        SHAREHOLDERS' EQUITY               $3,659,068                             $3,136,375
                                           ==========                             ==========

NET INTEREST INCOME                                       $38,164                              $33,258
                                                          =======                              =======

INTEREST SPREAD                                                       3.55%                                3.66%

NET INTEREST MARGIN                                                   4.51%                                4.58%

         (1) the interest income and the yields on nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 35%.

         (2) nonaccruing loans are included in the daily average loan amounts outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and the consolidated financial statements and the notes to consolidated financial statements include the accounts of United Bankshares, Inc. and its wholly-owned subsidiaries, and reflect the merger of George Mason Bankshares, Inc. (George Mason) on April 2, 1998, under the pooling of interests method of accounting. Accordingly, all prior period financial statements have been restated to include George Mason. United exchanged 1.70 shares of its common stock or 9,024,238 shares of United for each of the 5,308,551 common shares of George Mason.

This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto, which are included elsewhere in this document.

The following is a broad overview of the financial condition and results of operations and is not intended to replace the more detailed discussion which is presented under specific headings on the following pages.

OVERVIEW

Net income for the first quarter of 1998 was $13.75 million or $0.35 per share compared to $11.86 million or $0.30 per share for the first quarter of 1997. This represents a 15.94% increase in net income and a 16.67% increase in earnings per share. United's annualized return on average assets was 1.52% and return on average shareholders' equity was 15.37% as compared to 1.53% and 14.74% for 1997, respectively.

United has strong core earnings driven by a net interest margin of 4.51% for the first three months of 1998. Net interest income increased $4.69 million or 14.43% for the first three months of 1998 as compared to the same period for 1997. The provision for loan losses increased $1.45 million or 239.97% when comparing the first three months of 1998 to the first three months of 1997. Noninterest income, including income from mortgage banking operations, but excluding investment securities gains, increased 47.99% for the first three months of 1998 when compared to the first three months of 1997. Noninterest expenses increased $5.83 million or 26.52% for the first three months compared to the same period in 1997. Income taxes were higher for the first three months than for the same period of 1997 due to higher earnings before taxes.

Total assets were $3.80 billion at March 31, 1998, an $78.60 million or 2.11% increase from year-end, and up $584.96 million or 18.17% from one year ago. In terms of asset composition since year-end 1997, the March 31, 1998 balance sheet reflects a $56.5 million decrease in cash and cash equivalents and a $25.76 million decrease in investment securities as those funds were used to fund strong loan growth of $161.55 million or 6.17% for the quarter. All other categories of assets were moderately flat compared to year-end 1997.

Total deposits when compared to year-end showed an increase of $24.67 million. United's total borrowed funds increased $44.16 million or 11.14% as short-term borrowings decreased $44.16 million and FHLB borrowings increased $46.09 million as United utilized the increased borrowings to fund loan growth. Accrued expenses and other liabilities reflect a $1.60 million or 3.26% increase since year-end 1997 primarily as a result of increased accrued interest payable due to the higher volume of interest-bearing deposits and borrowed funds at slightly higher interest rates for the first quarter of 1998.

Shareholders' equity reflected an increase of $8.17 million or 2.30% as compared to December 31, 1997 as United continues to maintain an appropriate balance between capital adequacy and returns to shareholders. At March 31, 1998, United's regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income increased $4.69 million or 14.43% in the first quarter of 1998, when compared to the same period of 1997. The increase was primarily attributable to United's third quarter 1997 purchase acquisition of Patriot. The net interest margin continues to drive United's core profitability and momentum. A $488 million increase in average earning assets versus a $397 million increase in average interest-bearing liabilities for the first quarter of 1998 when compared to the first quarter of 1997 contributed to the continued strong net interest margin. Additionally, the yield on those average earning assets increased by 10 basis points while the increase in the cost of funds was 22 basis points higher when compared to the first quarter of 1997. United's tax-equivalent net interest margin was 4.51% for the first quarter of 1998, 7 basis points lower than the first three months of 1997. The slightly lower net interest margin from one year ago was primarily the result of a combination of higher average interest-bearing funds at increased costs when comparing the two periods.

PROVISION FOR LOAN LOSSES

For the quarter ended March 31, 1998 and 1997, the provision for loan losses was $2.05 million and $603 thousand, respectively. Charge-offs exceeded recoveries by $1.34 million and $617 thousand, respectively, during the first quarter of 1998 and 1997. United increased the provision for loan losses to cover net charge-offs and strong loan growth as loans, net of unearned income, increased by $161.55 million or 6.17% as compared to year-end 1997. The allowance for loan losses as a percentage of loans, net of unearned income, approximated 1.12% at March 31, 1998 and 1.17% at December 31, 1997. Note 6 to the accompanying unaudited consolidated financial statements provides a progression of the allowance for loan losses.

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



Credit quality is another major factor in United's profitability. United's continued excellent credit quality is evidenced by the low level of nonperforming assets at the end of the first quarter of 1998. Nonperforming loans of $16.5 million decreased at March 31, 1998 when compared to nonperforming loans of $17.4 million at year-end 1997. Nonperforming loans, as a percentage of loans, net of unearned income, decreased from 0.67% to 0.59% when comparing these two respective periods. The components of nonperforming loans include nonaccrual loans and loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis. Loans past due 90 days or more decreased $3.15 million or 25.83% during the first quarter of 1998 and nonaccrual loans increased $2.30 million or 44.15% since year-end 1997. Total nonperforming assets of $19.22 million, including OREO of $2.69 million at March 31, 1998, represented 0.51% of total assets at the end of the first quarter.

As of March 31, 1998, the ratio of the allowance for loan losses to nonperforming loans was 188.48% as compared to 175.20% as of December 31, 1997. Accordingly, management believes that the allowance for loan losses of $31.2 million as of March 31, 1998, is adequate to provide for potential losses on existing loans based on information currently available.

United evaluates the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses charged to operations is based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgment, deserve recognition in estimating loan losses. Such other factors considered by management, among other things, included growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions. United's loan administration policies are focused upon the risk characteristics of the loan portfolio, both in terms of loan approval and credit quality.

OTHER INCOME

Other income consists of all revenues which are not included in interest and fee income related to earning assets. Noninterest income has been and will continue to be an important factor for improving United's profitability. Recognizing the importance, management continues to evaluate areas where noninterest income can be enhanced. Noninterest income increased $6.13 million or 79.43% for the first quarter of 1998 when compared to the first quarter of 1997. Excluding income from mortgage banking operations and investment securities gains, noninterest income increased $1.3 million or 27.31% for the first quarter primarily due to a combination of United's third quarter 1997 purchase acquisition of Patriot and a higher volume of customer transactions on accounts which are subject to a fee.

The overall increase in noninterest income was primarily due to a $2.49 million recognized gain on an available for sale equity security exchanged in an unaffiliated merger transaction consummated at the end of the first quarter of 1998 as well as a $2.36 million increase in mortgage banking operations as a result of the George Mason Bankshares merger. Other items of noninterest income responsible for the overall increase were in the areas of income from return check charges, bankcard income and trust department commissions.

OTHER EXPENSES

Just as management continues to evaluate areas where noninterest income can be enhanced, it strives to improve the efficiency of its operations to reduce costs. Other expenses include all items of expense other than interest expense, the provision for loan losses, and income taxes. Other expenses increased $5.83 million or 26.52% for the first quarter ending March 31, 1998 as compared to the same periods in 1997 primarily due to United's third quarter 1997 purchase acquisition of Patriot.

Total salaries and benefits increased by 26.15% or $2.96 million for the first quarter of 1998, when compared to the same period of 1997.

Net occupancy expense for the first quarter of 1998 increased by $718 thousand or 25.40% when compared to the first quarter of 1997. The overall change in net occupancy expense for the first quarter of 1998 is primarily due to increases in all areas of occupancy expense due to the previously mentioned purchase transaction.

Other expense increased $2.16 million or 27.47% for the first quarter of 1998, as compared to the same period of 1997. This overall increase was primarily due to increases in all areas of other noninterest expense due to the previously mentioned purchase transaction and merger expenses associated with United's April 2, 1998, consummation of the George Mason transaction.

MARKET RISK

The objective of United's Asset/Liability Management function is to maintain consistent growth in net interest income within United's policy guidelines. This objective is accomplished through the management of balance sheet liquidity and interest rate risk exposures due to changes in economic condition, interest rate levels and customer preferences.

Management considers interest rate risk to be United's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income of United as a result of changes in interest rates. Consistency in United's earnings is largely dependent on the effective management of interest rate risk.

United employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. One such technique utilizes an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. The model is based on actual cash flows and repricing characteristics for on and off-balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also includes executive management projections for activity levels in product lines offered by United. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time- frame. The principal function of interest rate risk management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "GAP." United closely monitors the sensitivity of its assets and liabilities on an on-going basis and projects the effect of various interest rate changes on its net interest margin.

As shown in the interest rate sensitivity gap table in this section, United was liability sensitive (excess of liabilities over assets) in the one year horizon. On the surface, this would indicate that rising market interest rates would reduce United's earnings and declining market interest rates would increase earnings. United, however, has not experienced the kind of earnings volatility indicated from the cumulative gap. This is because a significant portion of United's retail deposit base does not reprice on a contractual basis. Management has estimated, based upon historical analyses, that United's savings deposits are less sensitive to interest rate changes than are other forms of deposits. The GAP table presented herein has been adapted to show the estimated differences in interest rate sensitivity which result when the retail deposit base is assumed to reprice in a manner consistent with historical trends. (See "Management Adjustments" in the GAP table). Using these estimates, United was asset sensitive in the one year horizon in the amount of $151,729,000 or 4.22% of the cumulative gap to related earning assets.

To aid in interest rate risk management, United's subsidiary banks are members of the Federal Home Loan Bank (FHLB). The use of FHLB advances provides United with a low risk means of matching maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets.

Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. United's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk to maintain an acceptable level of change to net interest income as a result of changes in interest rates. Policy established for interest rate risk is stated in terms of the change in net interest income over a twelve month horizon given an immediate and sustained increase or decrease in interest rates. The current limits approved by the Board of Directors are plus or minus 10% for each 100 basis point increase or decrease in interest rates.

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



The following table shows United's estimated earnings sensitivity profile after management's adjustments as of March 31, 1998:

                             Change in
                           Interest Rates           Percentage Change in
                           (basis points)            Net Interest Income
                           --------------           --------------------
                               +200                         1.98%
                               -200                        -2.57%

Given an immediate, sustained 200 basis point upward shock to the yield curve used in the simulation model, it is estimated net interest income for United would increase by 1.98% over one year. A 200 basis point immediate, sustained downward shock in the yield curve would decrease net interest income by an estimated 2.57% over one year. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

     The following table shows the interest rate sensitivity GAP as of March 31, 1998:

Interest Rate Sensitivity Gap

                                            Days
                           ----------------------------------------      Total         1 - 5       Over 5
                              0 - 90      91 - 180      181 - 365      One Year        Years       Years        Total
                           -----------  ------------  -------------  ------------    ---------  ----------   ----------
                                                                    (In Thousands)

ASSETS

Interest-Earning Assets:
 Federal funds sold and
   securities purchased
   under agreements to
   resell and other short-
   term investments        $   12,270                                 $   12,270                            $   12,270
  Investment and Marketable
   Equity Securities:
     Taxable                  121,185   $  13,429       $   76,396       211,010    $  274,787   $257,759      743,556
     Tax-exempt                             4,895                          4,895        13,727     38,892       57,514
  Loans, net of unearned
   income                   1,104,956     176,536          305,291     1,586,386       814,998    380,007    2,781,391
                           -----------  ----------      ----------    ----------    ----------   --------   ----------

Total Interest-Earning
  Assets                   $1,238,014   $ 194,860       $  381,687    $1,814,561    $1,103,512   $676,658   $3,594,731
                           ==========   =========       ==========    ==========    ==========   ========   ==========

LIABILITIES
Interest-Bearing Funds:
  Savings and NOW
    accounts               $1,000,888                                 $1,000,888                            $1,000,888
  Time deposits of
    $100,000 & over            86,763   $  50,438       $   80,725       217,926    $   82,548   $    611      301,085
  Other time deposits         284,162     246,398          254,095       784,655       382,836      1,943    1,169,434
   Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowing                 228,753                                    228,753                               228,753
  FHLB advances               175,000         500              500       176,000        35,785                 211,785
                           -----------  ----------      ----------    ----------    ----------   --------   ----------

Total Interest-Bearing

  Funds                    $1,775,566   $ 297,336       $  335,320    $2,408,222    $  501,169   $  2,554   $2,911,945
                           ==========   =========       ==========    ==========    ==========   ========   ==========

Interest Sensitivity Gap   $ (537,552)  $(102,477)      $   46,367    $ (593,662)   $  602,343   $674,104   $  682,785
                           ==========   =========       ==========    ==========    ==========   ========   ==========

Cumulative Gap             $ (537,552)  $(640,028)      $ (593,662)   $ (593,662)   $   (8,681)  $682,785   $  682,785
                           ==========   =========       ==========    ==========    ===========  ========   ==========

Cumulative Gap as
  a Percentage of Total
  Earning Assets              -14.95%      -17.80%          -16.51%       -16.51%          .24%     18.99%       18.99%

Management
  Adjustments                 931,739     (62,147)        (124,201)      745,391      (745,391)                      0
Off-Balance
  Sheet Activities
                           ----------   ---------       ----------    ----------    ----------   --------   ----------
Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities               $  394,187   $ 229,564       $  151,729    $  151,729    $    8,681   $682,785   $  682,785
                           ==========   =========       ==========    ==========    ==========   ========   ==========
Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities as a
  Percentage of Total
  Earning Assets               10.97%       6.39%             4.22%         4.22%        0 .24%     18.99%       18.99%

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



LIQUIDITY AND CAPITAL RESOURCES

United maintains, in the opinion of management, liquidity which is sufficient to satisfy its depositors' requirements and the credit needs of its customers. Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United are "core deposits." Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase. Repurchase agreements represent funds which are obtained as the result of a competitive bidding process.

Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the available for sale securities portfolio, loans held for sale and maturing loans and investments are the primary sources of liquidity.

The goal of liquidity management is to ensure the ability to access funding which enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United's cash needs. Liquidity is managed by monitoring funds availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowing and a geographically dispersed network of subsidiary banks providing access to a diversified and substantial retail deposit market.

Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of Federal Home Loan Bank advances.

Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, and borrowings that are secured by bank premises or stock of United's subsidiaries. United has no intention at this time to utilize any long-term funding sources other than FHLB advances and long-term certificate of deposits for funding in the normal course of business.

For the three months ended March 31, 1998, United utilized $174.45 million of cash for operations primarily as a result of acquiring approximately $117 million of mortgage loans held for sale in the secondary market. During the same period, net cash of $53.82 million was generated from investing activities which was primarily due to $16.35 million of excess net proceeds from calls and maturities of investment securities over purchases of investment securities and $29.65 of net repayments from portfolio loans. During the first three months of 1998, net cash of $64.11 million was generated by financing activities, primarily due to additional borrowings of approximately $46.12 million of new FHLB advances. These sources of funds were partially offset by payment of $4.93 million in cash dividends. The net effect of this activity was a decrease in cash and cash equivalents of $56.53 million for the first three months of 1998.

United anticipates no difficulty in meeting its obligations over the next 12 months and has no material commitments for capital expenditures. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United's liquidity increasing or decreasing in any material way. United also has significant lines of credit available.

The Asset and Liability Committee monitors liquidity to ascertain that a strong liquidity position is maintained. In addition, variable rate loans are a priority. These policies help to protect net interest income against fluctuations in interest rates. No changes are anticipated in the policies of United's Asset and Liability Committee.

CAPITAL

Total shareholders' equity increased $8.17 million to $363.64 million, which is an increase of 2.30% from December 31, 1997. United's equity to assets ratio was 9.56% at March 31, 1998, as compared to 9.54% at December 31, 1997. Capital and reserves to total assets was 10.38% at March 31, 1998, as compared to 10.36% at December 31, 1997.

Cash dividends of $0.18 per common share for the first quarter of 1998 represent an increase of 12.50% over the $0.16 paid for first quarter of 1997. Total cash dividends were approximately $5.25 million for the first quarter of 1998, an increase of 5.76% over the comparable period of 1997.

United seeks to maintain a proper relationship between capital and total assets to support growth and sustain earnings. United's average equity to average asset ratio was 9.91% at March 31, 1998 and 10.41% at March 31, 1997. United's risk-based capital ratios of 13.45% at March 31, 1998 and 13.35% at December 31, 1997, are both significantly higher than the minimum regulatory requirements. United's Tier I capital and leverage ratios of 12.26% and 12.16%, respectively, at March 31, 1998, are also well above regulatory minimum requirements.

YEAR 2000 ISSUE

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of a company's hardware, date-driven automated equipment or computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

United has initiated formal communications with all of its significant suppliers and customers to determine the extent to which United's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. United's total Year 2000 project

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



costs and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 Issues based on presently available information. However, there can be no guarantee that the systems and applications of other companies on which United's systems rely will be timely converted or that a failure to convert by another company, or a conversion that is incompatible with United's systems and applications, would not have a material adverse effect on United.

United will utilize both internal and external resources to reprogram, or replace, and test the Year 2000 modifications. United anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on United's operating systems. The total cost of the Year 2000 project is estimated at $2.6 million and is being funded through cash flows, which will be expensed as incurred over the next two years. The Year 2000 costs are not expected to have a material adverse effect on United's results of operations or cash flows. To date United has incurred and expensed approximately $250,000 related to the assessment of, and preliminary efforts in connection with, the Year 2000 project and the development of a Year 2000 plan of operation.

The costs of the Year 2000 project and the date on which United believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party vendor modification plans and other factors. There can be no guarantee, however, that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of trained programming personnel, the ability to locate and correct all relevant computer coding, and similar uncertainties.

                                       83